EXHIBIT 3.5

ARTICLES OF INCORPORATION

OF

JACKSON IRON & STEEL COMPANY, INC.

Article I

The name of the corporation is:  Jackson Iron & Metal Company, Inc.

Article II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

Article III

The total authorized capital stock is:

1.              Common Shares 50,000 Par Value Per Share $1.00

Each share is entitled to one vote on all matters submitted to the shareholders of the corporation and each share shall have all of the same rights and preferences as each other share.

Article IV

1.              The address of the registered office is: 1306 Page Avenue, Jackson, Michigan 49203

2.              The mailing address is that of the registered office.

3.              The name of the resident agent at the registered office is:   Thomas J. Knoll

Article V

The name and address of the incorporator is as follows:

James B. Falahee, Jr. One Jackson Square, Jackson, MI 49201

Article VI

When a compromise or arrangement or a plan or reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such a manner as the court directs.  If a majority in number representing ¾ in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

Article VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote.  If a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

JACKSON IRON & METAL COMPANY, INC.

(filed December 29, 1994)

Article III of the Articles of Incorporation is amended to read as follows:

The total authorized capital stock is 50,000 shares of common stock with a par value of $1.00 per share and 4,000 shares of preferred stock with a par value of $100.00 per share.

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

(a)         Common stock, voting as a class, shall have forty-nine (49%) percent of the total voting power of the corporation, with each authorized share entitled to one vote; and

(b)         Preferred stock, voting as a class, shall have fifty-one (51%) percent of the total voting power of the corporation, with each authorized share entitled to one vote.  Each share of preferred stock shall be entitled to a twelve (12%) percent per annum, noncumulative dividend. The preferred stock shall be nonparticipating.